Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Zhibao Technology Inc. on Form F-1 of our report dated October 31, 2024, with respect to our audits of the consolidated financial statements of Zhibao Technology Inc. as of June 30, 2023 and 2024 and for the years ended June 30, 2022, 2023 and 2024 appearing in the Annual Report on Form 20-F of Zhibao Technology Inc. for the year ended June 30, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

March 26, 2025

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com